Exhibit 99

ORBCOMM ANNOUNCES FIRST QUARTER 2014 RESULTS

– Total Revenues Increased 16% –

– Adjusted EBITDA of $3.6 million excluding Acquisition Related Costs –

– Subscriber Communicators Increased by 26,000 to 889,000 –

– First OG2 Mission Launch Scheduled for May 10, 2014 from Cape Canaveral, FL –

Rochelle Park, NJ, May 8, 2014 – ORBCOMM Inc. (Nasdaq: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the first quarter ended March 31, 2014.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended March 31,
	2014	2013
Service Revenues	$14,426	$13,890
Product Sales	$4,924	$2,830
Total Revenues	$19,350	$16,720
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	($441)	$1,092
Net Income (Loss) per Common Share—basic	($0.01)	$0.02
EBITDA (1,3)	$1,541	$2,540
Adjusted EBITDA (2,3)	$3,633	$3,632

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related costs.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•	For the first quarter of 2014, Total Revenues were up 15.7% year-over-year to $19.4 million. Service Revenues were up 3.9% to $14.4 million over the prior year. The increase in Service Revenues in the first quarter over the prior year period would have been over 10% excluding a one-time benefit in Q1-2013 due to a customer back billing adjustment. First quarter 2014 Product Sales of $4.9 million were 74.0% higher than prior year. Service and Product Revenues in Q1-2014 include a partial month of Euroscan.

•	ORBCOMM is modifying its definition of Adjusted EBITDA to adjust for Acquisition-related costs and non-capitalized satellite launch and in-orbit insurance when incurred, to better reflect the on-going business. Adjusted EBITDA for the first quarter of 2014 was $3.6 million when adjusting for $1.2 million in Acquisition-related costs. The first quarter 2013 comparable Adjusted EBITDA is also $3.6 million from $3.2 million previously reported.

•	ORBCOMM’s basic EPS is ($0.01) for the first quarter of 2014 compared to $0.02 for the comparable period last year. ORBCOMM’s Acquisition-related costs equal $0.02 per share in the quarter compared to $0.01 per share in the comparable period last year.

•	Net subscriber communicator additions were 26,000 in the first quarter of 2014, bringing the total billable subscriber communicators to 889,000 at March 31, 2014, compared to 777,000 at the end of the first quarter last year. Billable subscriber communicators increased 14% year-over-year.

•	ORBCOMM closed on two major new customers in the cold chain business.

•	On May 7, 2014, ORBCOMM announced that it will offer its portfolio of M2M solutions to government customers under Corp Ten’s General Services Administration (GSA) schedule. A long-time ORBCOMM partner, Corp Ten is a leading provider of integrated GPS tracking and information management solutions for the federal government. As part of Corp Ten’s GSA schedule, ORBCOMM can efficiently market its M2M products and services, including satellite and cellular connectivity from ORBCOMM and its global network partners, asset tracking and monitoring devices, satellite modems, Radio Frequency Identification tags and web reporting applications, directly to federal, state and local government agencies. The GSA schedule allows government agencies to purchase commercial goods and services using pre-negotiated terms and pricing in order to streamline the procurement process.

•	On April 30, 2014, ORBCOMM announced the scheduled launch date of May 10, 2014 for six next generation OG2 satellites from Cape Canaveral Air Force Base in Florida aboard a dedicated SpaceX Falcon 9 rocket. OG2 satellites are far more advanced than its current OG1 satellites and will provide existing customers with significant enhancements, such as faster message delivery, larger message sizes and better coverage at higher latitudes, while drastically increasing network capacity.

•	On April 22, 2014, ORBCOMM announced that its partner, Savi Technology (Savi), has been awarded a five-year U.S. Department of Defense contract as the sole provider to the $204 million RFID-IV program, which currently has a $102 million ceiling. The RFID-IV program offers a wide range of technology solutions, including newly-upgraded Radio Frequency Identification, satellite-based Enhanced In-Transit Visibility and Advanced Intrusion Tracking Detection products and services, for tracking of personnel, equipment and sustainment cargo worldwide. In support of the RFID-IV program, ORBCOMM and Savi will offer satellite and RFID tags as well as other sensor technologies using ORBCOMM’s global communications networks, which will enhance the visibility and security of government cargo in transit.

•	On April 16, 2014, ORBCOMM announced that it has relocated its Innovation and Network Control Center to a newly renovated facility just minutes from its current location in Dulles, VA. ORBCOMM is leasing more than 27,000 square feet at the Loudoun Gateway office complex, which is located at 22970 Indian Creek Drive, Suite 300, Sterling, VA 20166.

For more information on recent highlights, please visit www.orbcomm.com.

“After nearly 10 years of preparation, we are days away to launching the first of two OG2 missions. We are excited about the benefits that our advanced OG2 satellites will bring to our global M2M customer base, including significant improvements in performance and coverage,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We are confident that there will be increased customer demand for the enhanced OG2 services, as well as our new backwards compatible OG2 satellite modem and developer’s kit. We will also continue to look for new ways to grow the business by adding capabilities, vertical markets and key geographies, starting with the integration of Euroscan and marketing our complete M2M solutions portfolio through their existing international distribution channels.”

“The Euroscan acquisition completed in Q1 has the ability to be a key distribution channel driving overall growth in 2014”, said Robert Costantini, Chief Financial Officer of ORBCOMM. “When combined with the positive impact we are expecting from commencement of the OG2 launches, we believe the company is poised to capture significant new revenue opportunities.”

Financial Results and Highlights

Revenues

For the first quarter ended March 31, 2014, Service Revenues increased 3.9% to $14.4 million over the prior year period in 2013 that benefited from a back billing adjustment leading to higher than usual Service Revenues in the prior period. The increase in Service Revenues in Q1 of 2014 was driven by StarTrak, AIS and the acquisitions completed after Q1-2013. Results in Japan are down slightly on a comparative basis due to continued weakness in Yen exchange rates versus last year.

Product Sales during the first quarter of 2014 were $4.9 million compared to $2.8 million during the same period last year, an increase of $2.1 million or 74.0%. The quarterly year-over-year increase in Product Sales was driven mainly by the acquisitions, but was offset by slightly lower sales at StarTrak due to the timing of shipments which slipped to the second quarter of 2014.

Total Revenues for the quarter ended March 31, 2014 were $19.4 million compared to $16.7 million during the same period of 2013, an increase of 15.7%.

Costs and Expenses

The total of direct costs and operating expenses for the first quarter of 2014 were $19.6 million compared to $15.4 million during the same period in 2013. Starting this quarter, we are presenting Depreciation and Amortization as a separate line item on a comparative basis to see the impact the OG2 constellation will have on operating expenses. Direct costs increasing year-over-year were driven by higher costs for Network and Terrestrial services, increases in Product Sales including higher manufacturing costs to launch new products, costs to operate the four companies acquired, and grow the business.

Costs of Product Sales for the first quarter of 2014 were $4.0 million compared to $2.1 million for the three months ended March 31, 2013, increasing mostly due to higher Product Sales, some additional manufacturing costs, and a charge for inventory obsolescence. Costs of Services, Product Development, Selling, General and Administrative Expenses, and Depreciation and Amortization were $14.4 million for the first quarter of 2014 compared to $12.9 million in the prior year period, increasing $1.5 million primarily due to additional operating costs from the acquisitions including higher depreciation and amortization, costs associated with first quarter activities for professional fees and employee costs, and costs in anticipation of the OG2 launch. Acquisition-related costs were $1.2 million for the first quarter of 2014 compared to $0.4 million in the prior year period mostly related to the Euroscan acquisition completed in March.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income (Loss) Before Income Taxes for the first quarter of 2014 was ($0.2) million compared to $1.3 million for the first quarter of 2013. Income Before Income Taxes was lower than prior year largely due to Acquisition-related costs that were higher by $0.8 million, lower product margins and increases in other operating costs, as described above.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was ($0.4) million for the three months ended March 31, 2014 compared to $1.1 million for the similar three-month period in 2013. Basic Earnings Per Share were ($0.01) for the first quarter of 2014 versus $0.02 for the first quarter of 2013.

EBITDA and Adjusted EBITDA

EBITDA for the first quarter of 2014 was $1.5 million compared to $2.5 million in the first quarter of 2013 and includes $1.2 million in Acquisition-related costs. Adjusted EBITDA, as redefined, now adding back Acquisition-related costs for both periods, was $3.6 million for the first quarter of 2014 compared to $3.6 million in the first quarter of 2013.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At March 31, 2014, Cash and Cash Equivalents and Restricted Cash were $76.9 million, compared to $70.5 million at December 31, 2013, increasing $6.3 million largely due to the $37 million in net proceeds received from the public offering of Common Stock, offset by $29 million in cash paid for the Euroscan acquisition and increases in working capital.

Cash from operating activities was $0.6 million for the quarter. Total ORBCOMM Inc. Stockholders’ Equity was $232.7 million at March 31, 2014.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-877-941-6010 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9770. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4680720. The replay will be available from approximately 12:00 PM ET on May 8, 2014, through 11:59 PM ET on May 22, 2014.

About ORBCOMM Inc.

ORBCOMM is a global provider of Machine-to-Machine (M2M) solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Cartrack (Pty.) Ltd., and Volvo Construction Equipment, among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, our key satellite partners as well as our Tier One cellular partners, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security.

ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the transportation market. Under its ReeferTrak®, GenTrakTM, GlobalTrak®, and CargoWatchTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their cold chain and dry transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Sterling, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi

Construction Machinery Co., Ltd., (“Hitachi”), and other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; dependence on a few significant customers; the inability to effect suitable investments, alliances and acquisitions; our acquisitions may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the $45 million 9.5% Senior Notes that we issued on January 4, 2013 could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; inability to operate due to changes or restrictions in the political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Chuck Burgess
EVP and Chief Financial Officer	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$74,670	$68,354
Accounts receivable, net of allowances for doubtful accounts of $352 and $279	15,769	14,098
Inventories	6,616	5,186
Prepaid expenses and other current assets	2,449	1,768
Deferred income taxes	623	623

Total current assets	100,127	90,029
Satellite network and other equipment, net	136,544	133,028
Goodwill	40,711	20,335
Intangible assets, net	28,574	11,636
Restricted cash	2,195	2,195
Other assets	2,408	2,997
Deferred income taxes	1,254	1,254

Total assets	$311,813	$261,474

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,507	$2,575
Accrued liabilities	10,385	9,827
Current portion of deferred revenue	3,353	3,087

Total current liabilities	18,245	15,489
Note payable—related party	1,571	1,571
Note payable	45,000	45,000
Deferred revenue, net of current portion	2,452	2,373
Deferred tax liabilities	7,059	2,439
Other liabilities	4,979	1,654

Total liabilities	79,306	68,526

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 93,232 and 102,054 shares issued and outstanding	931	1,019
Common stock, par value $0.001; 250,000,000 shares authorized; 55,211,327 and 48,216,480 shares issued	55	48
Additional paid-in capital	295,412	255,358
Accumulated other comprehensive income	234	235
Accumulated deficit	(63,857)	(63,416)
Less treasury stock, at cost, 29,990 shares at March 31, 2014 and December 31, 2013	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	232,679	193,148
Noncontrolling interests	(172)	(200)

Total equity	232,507	192,948

Total liabilities and equity	$311,813	$261,474

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2014	2013
Revenues:
Service revenues	$14,426	$13,890
Product sales	4,924	2,830

Total revenues	19,350	16,720

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	5,070	4,737
Cost of product sales	4,027	2,103

Gross profit	10,253	9,880
Operating expenses:
Selling, general and administrative	6,806	6,077
Product development	679	786
Depreciation and amortization	1,799	1,258
Acquisition-related costs	1,184	404

(Loss) income from operations	(215)	1,355
Other expense:
Interest income	2	17
Other expense	(16)	(11)
Interest expense	(2)	(46)

Total other expense	(16)	(40)

(Loss) income before income taxes	(231)	1,315
Income taxes	173	145

Net (loss) income	(404)	1,170
Less: Net income attributable to the noncontrolling interests	27	62

Net (loss) income attributable to ORBCOMM Inc.	$(431)	$1,108

Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(441)	$1,092

Per share information-basic:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.01)	$0.02

Per share information-diluted:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.01)	$0.02

Weighted average common shares outstanding:
Basic	53,213	46,837

Diluted	53,213	48,143

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(404)	$1,170
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in allowance for doubtful accounts	73	37
Change in the fair value of acquisitions-related contingent consideration	(563)	—
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(19)	(9)
Depreciation and amortization	1,799	1,258
Stock-based compensation	881	626
Foreign exchange losses	16	11
Amortization of premium on marketable securities	—	125
Increase in fair value of indemnfication assets	(126)	(135)
Loss on settement agreement in connection with the indemnification assets	97	—
Deferred income taxes	63	63
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	891	(2,267)
Inventories	(34)	599
Prepaid expenses and other assets	(300)	(175)
Accounts payable and accrued liabilities	(2,169)	(1,892)
Deferred revenue	288	171
Other liabilities	146	66

Net cash provided by (used in) operating activities	639	(352)

Cash flows from investing activities, net of acquisition:
Acquisition of Euroscan, net of cash acquired of $280	(28,883)	—
Capital expenditures	(2,735)	(11,940)
Proceeds received from settlement of indemnification assets	691	—
Purchases of marketable securities	—	(48,762)
Proceeds from maturities of marketable securities	—	19,910

Net cash used in investing activities	(30,927)	(40,792)

Cash flows from financing activities
Proceeds received from issuance of common stock in connection with public offering, net of underwriters’ discounts and commissions and offering costs of $2,228	36,607	—
Proceeds received from issuance of $45,000 Senior Notes	—	45,000
Cash paid for debt issuance costs	—	(1,059)
Proceeds received from exercise of stock options	62	161
Principal payment of note payable	—	(3,450)
Principal payments of capital leases	(45)	(75)

Net cash provided by financing activities	36,624	40,577

Effect of exchange rate changes on cash and cash equivalents	(20)	(268)

Net increase (decrease) in cash and cash equivalents	6,316	(835)
Beginning of period	68,354	34,783

End of period	$74,670	$33,948

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended
	March 31,
(in thousands)	2014	2013
Net Income (Loss) attributable to ORBCOMM Inc.	($431)	$1,108
Net interest (income) expense	(0)	29
Provision for income taxes	173	145
Depreciation and amortization	1,799	1,258

EBITDA	$1,541	$2,540

Stock-based compensation	881	626
Noncontrolling interests	27	62
Acquisition-related costs	1,184	404

Adjusted EBITDA	$3,633	$3,632

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.